Exhibit 99.1

MERIDIAN3 INDUSTRIALS ACQUISITION CORP

July 1, 2026

Meridian3 Industrials Acquisition Corp Announces Pricing of $175 Million Initial Public Offering

Meridian3 Industrials Acquisition Corp (the “Company”) announced today the pricing of its initial public offering of 17,500,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Global Market, or Nasdaq, and trade under the ticker symbol “MIACU” with trading expected to begin on July 2, 2026. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “MIAC” and “MIACW,” respectively.

The offering is expected to close on July 6, 2026, subject to customary closing conditions.

Cantor Fitzgerald & Co. is serving as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 2,625,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, New York, NY 10022, or by email at prospectus@cantor.com or by visiting the SEC's website at www.sec.gov.

The registration statement relating to the securities sold in the initial public offering was declared effective on July 1, 2026 by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Meridian3 Industrials Acquisition Corp

Meridian3 Industrials Acquisition Corp is a newly organized special purpose acquisition company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

The Company intends to concentrate on industries that complement its management team’s background by focusing on a target business operating within the broader industrial technology sector, specifically focusing on Industry 4.0, smart manufacturing, next-generation mobility, or related sectors.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Company Contact
Meridian3 Industrials Acquisition Corp
Jeffrey H. Foster
1330 Avenue of the Americas, Suite 23A
New York, NY 10019
Tel: (212) 653-0982